EXHIBIT 99.1

RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2016 RESULTS

—	Third Quarter Net Revenues were $1.9 Billion in Constant Currency
—	Better-Than-Expected Operating Margin of 13.7%, Excluding Restructuring and Other Charges, Reflects Better Expense Management
—	Earnings Per Diluted Share Was $2.27 in the Third Quarter, Excluding Restructuring and Other Charges
—	The Company Adjusts Its Fiscal 2016 Outlook

NEW YORK--(BUSINESS WIRE)—February 4, 2016-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $193 million, or $2.27 per diluted share, for the third quarter of Fiscal 2016, which excludes restructuring and other charges that are primarily related to activities associated with the Company’s global brand reorganization and a pending customs audit. This compared to reported net income of $215 million, or $2.41 per diluted share, for the third quarter of Fiscal 2015. Earnings per diluted share increased 4% from the prior year period, excluding foreign currency impacts and restructuring and other charges. On a reported basis, net income was $131 million or $1.54 per diluted share in the third quarter of Fiscal 2016.

“2015 was a year of transition,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “While our recent results have been disappointing, I am greatly encouraged by the changes that are already taking place since the appointment of Stefan Larsson as our new CEO. He has my full support as he conducts his comprehensive review of our business and takes the lead to move us forward. We have built one of the strongest global brands in the industry and our goal is to further strengthen the brand, drive strong financial performance and deliver shareholder value.”

“I am excited to be part of Ralph Lauren,” said Stefan Larsson, President and Chief Executive Officer. “While we are disappointed with the current business results, I was brought on board as CEO to institute change that will drive improved performance and strengthen Ralph Lauren’s position among the top luxury companies in the world. I am finalizing an extensive assessment into all aspects of the Company and working with my team to build a comprehensive strategic and financial plan to win. There is a lot of work to be done, but I am confident we will succeed.”

Third Quarter Fiscal 2016 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2016 declined 1% on a constant currency basis and 4% on a reported basis to $1.9 billion. This was below the guidance provided in November of 0%-2% reported revenue growth. While international net revenue grew 6% in constant currency in the third quarter, North America revenue declined 4% primarily due to above-average temperatures for most of the Fall and Holiday period, a decline in foreign tourist traffic and product assortment challenges in the Lauren brand. The decline in reported net revenues included approximately 300 basis points of negative impact from foreign currency effects.

—	Wholesale Sales. In the third quarter of Fiscal 2016, wholesale segment sales decreased 3% on a constant currency basis as a decline in sales in North America offset increased sales in Europe. Reported wholesale segment sales declined 6% to $786 million.

—	Retail Sales. Retail sales were in line with the prior year on a constant currency basis in the third quarter as growth in new stores and e-commerce was offset by negative comparable store sales. Reported retail segment sales declined 3% to $1.1 billion. Consolidated comparable store sales decreased 5% on a constant currency basis during the third quarter and declined 7% on a reported basis.

—	Licensing. Licensing revenues of $47 million in the third quarter were in line with the prior year period in both constant currency and on a reported basis.

Gross Profit. Gross profit for the third quarter of Fiscal 2016 was $1.1 billion, excluding restructuring and other charges of $10 million. Gross profit margin was 56.8%, which was 20 basis points lower than the prior year period, reflecting unfavorable foreign currency effects. On a constant currency basis, gross margin was up 30 basis points compared to the prior year period due to benefits from the initial phases of stock-keeping unit (SKU) and style rationalization, product cost negotiations and favorable mix shifts.

Operating Expenses. Operating expenses in the third quarter of Fiscal 2016 were $838 million, excluding restructuring and other charges, 1% below the prior year period, due to better expense management. Operating expense rate of 43.1% increased 160 basis points compared with the third quarter of Fiscal 2015, due to fixed expense deleverage and incremental investments in infrastructure. As reported, operating expenses in the third quarter of Fiscal 2016 were $905 million, which included $67 million in restructuring and other charges, including $34 million related to a pending customs audit.

Operating Income. Operating income in the third quarter of Fiscal 2016 was $266 million, excluding restructuring and other charges. Operating margin of 13.7% was 180 basis points below the prior year period, which was better than the guidance of a 200-250 basis point decline provided in November, due to better expense management. The lower operating margin was primarily attributable to negative foreign currency effects, fixed expense deleverage and incremental investments in infrastructure.

—	Wholesale Operating Income. Wholesale operating income in the third quarter of Fiscal 2016 was $184 million, excluding restructuring and other charges, compared with $207 million in the prior year period. Wholesale operating margin decreased 120 basis points to 23.5% driven by fixed expense deleverage in North America and negative foreign currency effects, partially offset by strong performance in Europe.

•	Retail Operating Income. Retail operating income in the third quarter of Fiscal 2016 was $154 million, excluding restructuring and other charges, compared with $194 million in the prior year period. Retail operating margin declined 300 basis points to 13.9%, due to fixed expense deleverage and negative foreign currency effects.

—	Licensing Operating Income. Licensing operating income of $42 million in the third quarter of Fiscal 2016 was in line with the prior year period.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2016 was $193 million, or $2.27 per diluted share, excluding restructuring and other charges. This compared to reported net income of $215 million, or $2.41 per diluted share, for the third quarter of Fiscal 2015. Earnings per diluted share increased 4% from the prior year period, excluding foreign currency impacts and restructuring and other charges. On a reported basis, net income was $131 million or $1.54 per diluted share in the third quarter.

The Company had an effective tax rate of approximately 25.1%, excluding restructuring and other charges, in the third quarter of Fiscal 2016, which compared to an effective tax rate of 28.6% in the third quarter of Fiscal 2015. On a reported basis, the effective tax rate was 27.5% in the third quarter.

Third Quarter Fiscal 2016 Balance Sheet and Cash Flow Review

The Company ended the third quarter with $1.2 billion in cash and investments, or $612 million in cash and investments net of debt ("net cash"), compared to $1.4 billion in cash and investments and $996 million in net cash at the end of the third quarter of Fiscal 2015. The third quarter ended with inventory of $1.3 billion compared to $1.2 billion in the prior year period. The increase in inventory reflects investments to support anticipated sales growth for existing operations, new businesses and new store openings.

The Company had $123 million in capital expenditures in the third quarter of Fiscal 2016, compared to $124 million in the prior year period.  The Company repurchased approximately 803,000 shares of Class A Common Stock during the third quarter, utilizing $100 million of its share repurchase authorization and bringing year-to-date repurchases to $380 million. Approximately $200 million remains available for future share repurchases.

Global Retail Store Network

The Company ended the third quarter of Fiscal 2016 with 501 directly operated stores, comprised of 151 Ralph Lauren stores, 76 Club Monaco stores and 274 Polo factory stores. The Company also operated 589 concession shop locations worldwide at the end of the third quarter. In addition to Company-operated locations, international licensing partners operated 89 Ralph Lauren stores and 28 dedicated shops, as well as 133 Club Monaco stores and shops at the end of the third quarter.

Fiscal 2016 Outlook

The Company is adjusting its Fiscal 2016 outlook. The company expects consolidated net revenues for Fiscal 2016 to be up approximately 1% in constant currency and down approximately 3% on a reported basis. This compares to previous guidance of flat on a reported basis and up 3-5% in constant currency. Based on current exchange rates, the Company continues to expect that foreign currency will have an approximate 400 basis point negative impact on Fiscal 2016 revenue growth.

Operating margin for Fiscal 2016 is now expected to be 290-320 basis points below the prior year’s level due primarily to negative foreign currency effects. This guidance excludes restructuring and other charges that are primarily associated with our global brand reorganization and a pending customs audit charge. This compares to previous guidance of a 180-230 basis point decline. The full year Fiscal 2016 tax rate is now estimated at 28% versus previous guidance of 30%.

In the fourth quarter of Fiscal 2016, the Company expects consolidated net revenues to be flat to down 2% on a reported basis, and based on current exchange rates, foreign currency will have an approximate 150 basis point negative impact on revenue growth. Operating margin for the fourth quarter of Fiscal 2016 is expected to be approximately 400-450 basis points below the comparable prior year period, primarily due to proactive action the Company is taking to clear end-of-season inventories related to the sales challenges the Company faced in the third quarter, as well as infrastructure investments and negative foreign exchange impacts. The fourth quarter tax rate is estimated at 32%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 4th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal 2016 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 4, 2016 through 6:00 P.M. Eastern, Thursday, February 11, 2016 by dialing 203-369-3768 and entering passcode 6582.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 48 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Ralph Lauren Black Label, Polo Ralph Lauren, Polo Sport, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Fiscal 2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel or other changes in our executive and senior management team or to our operating structure and our ability to effectively transfer knowledge during periods of transition; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, including our transition to a global brand-based operating structure; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain regions and merchandise categories; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective, and risks associated with increases in the costs of raw materials, transportation, and labor; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the volatile state of the global economy, stock markets, and other economic conditions on us, our customers, our suppliers, and our vendors, and our ability and their ability to access sources of liquidity; the impact of changes in consumers’ ability or preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace; risks associated with our international operations, including risks related to the importation and exportation of products, and risks associated with compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in the business of, and our relationships with, major department store customers and licensing partners; our efforts to improve the efficiency of our distribution system and enhance our information technology systems and e-commerce platform; the impact to our business resulting from potential costs and obligations related to the early termination of our long term, non-cancellable leases; the potential impact to the trading prices of our securities if our Class A Common Stock share repurchase activity and/or cash dividend rate differs from investors' expectations; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unudited)

	December 26,	March 28,	December 27,
	2015	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$527	$500	$763
Short-term investments	688	644	644
Accounts receivable, net of allowances	473	655	416
Inventories	1,271	1,042	1,211
Income tax receivable	70	57	60
Deferred tax assets	154	145	149
Prepaid expenses and other current assets	269	281	276
Total current assets	3,452	3,324	3,519

Property and equipment, net	1,564	1,436	1,454
Deferred tax assets	38	45	49
Goodwill	901	903	917
Intangible assets, net	248	267	273
Other non-current assets (a)	138	131	130
Total assets	$6,341	$6,106	$6,342

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$15	$234	$113
Accounts payable	195	210	229
Income tax payable	55	27	132
Accrued expenses and other current liabilities	949	715	784
Total current liabilities	1,214	1,186	1,258

Long-term debt	596	298	298
Non-current liability for unrecognized tax benefits	80	116	112
Other non-current liabilities	647	615	599
Total liabilities	2,537	2,215	2,267

Equity:
Common stock	1	1	1
Additional paid-in-capital	2,236	2,117	2,089
Retained earnings	6,015	5,787	5,706
Treasury stock, Class A, at cost	(4,248)	(3,849)	(3,699)
Accumulated other comprehensive loss	(200)	(165)	(22)
Total equity	3,804	3,891	4,075
Total liabilities and equity	$6,341	$6,106	$6,342

Net Cash (incl. LT Investments)	612	620	996
Cash & Investments (ST & LT)	1,223	1,152	1,407
Net Cash (excl. LT Investments)	604	612	996
Cash & ST Investments	1,215	1,144	1,407
(a) Includes non-current investments of:	$8	$8	$-

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 26,	December 27,
	2015	2014

Wholesale net sales	$786	$837
Retail net sales	1,113	1,149
Net sales	1,899	1,986
Licensing revenue	47	47
Net revenues	1,946	2,033
Cost of goods sold(a)	(852)	(874)
Gross profit	1,094	1,159
Selling, general, and administrative expenses(a)	(833)	(837)
Amortization of intangible assets	(5)	(6)
Impairment of assets	(9)	-
Restructuring and other charges	(58)	(1)
Total other operating expenses, net	(905)	(844)
Operating income	189	315
Foreign currency losses	(3)	(8)
Interest expense	(6)	(3)
Interest and other income, net	2	-
Equity in losses of equity-method investees	(1)	(3)
Income before provision for income taxes	181	301
Provision for income taxes	(50)	(86)
Net income	$131	$215
Net income per share - Basic	$1.55	$2.44
Net income per share - Diluted	$1.54	$2.41
Weighted average shares outstanding - Basic	84.9	88.1
Weighted average shares outstanding - Diluted	85.5	89.0
Dividends declared per share	$0.50	$0.45
(a) Includes total depreciation expense of:	$(71)	$(72)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 26,	December 27,
	2015	2014

Wholesale net sales	$2,355	$2,488
Retail net sales	3,044	3,115
Net sales	5,399	5,603
Licensing revenue	135	132
Net revenues	5,534	5,735
Cost of goods sold(a)	(2,361)	(2,401)
Gross profit	3,173	3,334
Selling, general, and administrative expenses(a)	(2,494)	(2,461)
Amortization of intangible assets	(17)	(19)
Impairment of assets	(24)	(2)
Restructuring and other charges	(123)	(7)
Total other operating expenses, net	(2,658)	(2,489)
Operating income	515	845
Foreign currency losses	(9)	(14)
Interest expense	(14)	(12)
Interest and other income, net	5	4
Equity in losses of equity-method investees	(7)	(9)
Income before provision for income taxes	490	814
Provision for income taxes	(135)	(236)
Net income	$355	$578
Net income per share - Basic	$4.15	$6.53
Net income per share - Diluted	$4.11	$6.46
Weighted average shares outstanding - Basic	85.7	88.5
Weighted average shares outstanding - Diluted	86.3	89.5
Dividends declared per share	$1.50	$1.35
(a) Includes total depreciation expense of:	$(210)	$(200)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended December 26, 2015 and December 27, 2014 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014

Net revenues:
Wholesale	$786	$837	$2,355	$2,488
Retail	1,113	1,149	3,044	3,115
Licensing	47	47	135	132
Total net revenues	$1,946	$2,033	$5,534	$5,735
Operating income:
Wholesale	$183	$207	$567	$634
Retail	136	194	369	499
Licensing	42	42	120	120
	361	443	1,056	1,253

Unallocated corporate expenses	(114)	(127)	(418)	(401)
Unallocated restructuring and other charges	(58)	(1)	(123)	(7)
Total operating income	$189	$315	$515	$845

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended		Nine Months Ended
	December 26, 2015 % Change		December 26, 2015 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(7%)	(5%)	(7%)	(3%)

Operating Segment Data
	Three Months Ended		% Change
	December 26, 2015	December 27, 2014	As Reported	Constant Currency
Wholesale net sales	$786	$837	(6.0%)	(3.1%)
Retail net sales	1,113	1,149	(3.1%)	0.5%
Net sales	1,899	1,986	(4.4%)	(1.0%)
Licensing revenue	47	47	(0.4%)	0.1%
Net revenues	$1,946	$2,033	(4.3%)	(1.0%)

	Nine Months Ended		% Change
	December 26, 2015	December 27, 2014	As Reported	Constant Currency
Wholesale net sales	$2,355	$2,488	(5.4%)	(1.7%)
Retail net sales	3,044	3,115	(2.3%)	2.8%
Net sales	5,399	5,603	(3.6%)	0.8%
Licensing revenue	135	132	2.4%	4.2%
Net revenues	$5,534	$5,735	(3.5%)	0.9%

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended December 26, 2015
	As Reported	Adjustments (a)	As Adjusted (Including FX)	Foreign Exchange Impact	As Adjusted (Excluding FX)
Net revenues	$1,946	$-	$1,946	$67	$2,013
Gross profit	1,094	10	1,104	49	1,153
Gross profit margin	56.2%		56.8%		57.3%
Total other operating expenses	(905)	67	(838)
Operating expense margin	46.6%		43.1%
Operating income	189	77	266
Operating margin	9.7%		13.7%
Income before provision for income taxes	181	77	258
Provision for income taxes	(50)	(15)	(65)
Effective tax rate	27.5%		25.1%
Net income	$131	$62	$193
Net income per diluted share	$1.54	$0.73	$2.27	$0.24	$2.51
SEGMENT INFORMATION -
OPERATING INCOME:
Wholesale	$183	$1	$184
Operating margin	23.3%		23.5%
Retail	136	18	154
Operating margin	12.2%		13.9%
Licensing	42	-	42
Operating margin	89.4%		89.4%
Unallocated corporate expenses and restructuring and other charges, net	(172)	58	(114)
Total operating income	$189	$77	$266

	Nine Months Ended December 26, 2015
	As Reported	Adjustments (a)	As Adjusted (Including FX)	Foreign Exchange Impact	As Adjusted (Excluding FX)
Net revenues	$5,534	$-	$5,534	$253	$5,787
Gross profit	3,173	13	3,186	202	3,388
Gross profit margin	57.3%		57.6%		58.6%
Total other operating expenses	(2,658)	147	(2,511)
Operating expense margin	48.0%		45.4%
Operating income	515	160	675
Operating margin	9.3%		12.2%
Income before provision for income taxes	490	160	650
Provision for income taxes	(135)	(43)	(178)
Effective tax rate	27.6%		27.5%
Net income	$355	$117	$472
Net income per diluted share	$4.11	$1.36	$5.47	$0.94	$6.41
SEGMENT INFORMATION -
OPERATING INCOME:
Wholesale	$567	$6	$573
Operating margin	24.1%		24.3%
Retail	369	31	400
Operating margin	12.1%		13.2%
Licensing	120	-	120
Operating margin	89.1%		89.1%
Unallocated corporate expenses and restructuring and other charges, net	(541)	123	(418)
Total operating income	$515	$160	$675

(a)
Adjustments include Restructuring and Other Charges, Asset Impairment Charges, and Inventory-related Charges. Inventory-related charges are recorded within cost of goods sold in the unaudited interim consolidated statements of income.

Note: The above non-GAAP financial measures exclude restructuring and other charges that are primarily related to activities associated with the Company’s global brand reorganization, a pending customs audit and the settlement of certain litigation claims.

SUPPLEMENTAL FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures relating to restructuring and non-cash charges recorded in connection with the Company’s global brand reorganization, as well as other charges primarily related to a pending customs audit and the settlement of certain litigation claims. Included in this earnings release is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP and may be different from non-GAAP measures reported by other companies.

Additionally, since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Malcolm Carfrae, 212-583-2262